EXHIBIT NO. EX-99.m.1

                                 GAM FUNDS, INC.

            FIRST AMENDED PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

                                 CLASS A SHARES


     WHEREAS, GAM Funds, Inc. (the "Fund") is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Fund desires to amend the originally adopted Plan of Distribution which was adopted pursuant to Rule l2b-1 under the 1940 Act with respect to shares of its Class A common stock, par value $.0001 per share (the "Class A Shares"), of each series of the Fund (the "Series"), and the Board of Directors has determined that there is a reasonable likelihood that adoption of the amended Plan will benefit each Series and its stockholders; and

     WHEREAS, pursuant to a Distribution Agreement, the Fund employs GAM Services Inc. (the "Distributor") as distributor for the continuous offering of Class A Shares.

     NOW, THEREFORE, the Fund hereby adopts this amended Plan of Distribution on the terms set forth below (the "Plan").

     1. The Fund and each Series shall pay to the Distributor, as distributor of the Class A Shares, or any successor of the Distributor authorised to act as distributor for the Fund, compensation for distribution of the Class A Shares at the annual rate of .30% of the average daily value of the net assets of each Series attributable to the Class A Shares. The amount of such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Directors and the Distributor shall mutually agree.

     2. The amount set forth in Paragraph 1 of this Plan shall be paid for the Distributor's services as distributor of the Class A Shares. Such amount may be spent by the Distributor on any activities or to pay any expenses primarily intended to result in the sale of Class A Shares, including, but not limited to, compensation to and expenses of employees of the Distributor who engage in or support distribution of the Class A Shares; including overhead and telephone expenses of such employees, printing of prospectuses and reports for other than existing stockholders; preparation, printing and distribution of sales literature and advertising materials; compensation to broker/dealers who sell Class A Shares, and such other similar services that the Directors determine are reasonably calculated to result in sales of Class A Shares of the Fund; provided however, that any portion of such amount paid to the Distributor, which portion shall be equal to or

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          less than .25%  annually of the average daily net assets of the Fund's
          Class A Shares, may represent compensation for personal service to shareholders and/or maintenance of shareholder accounts (the "Service Fee"). The Distributor may negotiate with selling broker/dealers for distribution and personal services to be provided by the broker/dealer to investors and stockholders in connection with sale and holding of Class A Shares, and all or any portion of the compensation paid to the Distributor under Paragraph 1 of this Plan may be reallocated by the Distributor to broker/dealers who sell Class A Shares in the form of distribution fees or a combination of Service Fees and distribution fees. Nothing herein shall be construed to prohibit distribution payments to non-dealers who are not required to be registered under the United States Securities and Exchange Act of 1934 or required to be members in good standing with the NASD, who are exempt from registration as a broker or a dealer or who may otherwise lawfully distribute Fund shares without registration and in accord with applicable United States banking regulation or other such applicable regulation.

     3. This Plan shall not take effect with respect to any Series until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding Class A Shares of such Series.

     4. In addition to the approval required by paragraph 3 above, the Plan shall not take effect with respect to each Series until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Fund and (b) those Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors") cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

     5. This Plan shall continue in effect for one year from the date of its adoption, and thereafter the Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

     6. At least quarterly in each year that this Plan remains in effect, the Fund's Principal Accounting Officer or Treasurer, or such other person authorised to direct the disposition of monies paid or payable by each Fund, shall, with the assistance of the Distributor, prepare and furnish to the Board of Directors of the Fund, for their review, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made, including payment of commissions, advertising, printing, and interest expense, carrying charges and allocated overhead expenses.

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     7.   All  amounts  expended  under this Plan for the benefit of the Class A
          Shares of a specific Series as to which this Plan is effective will be charged to the Class A Shares of the Series, and any expenses pursuant to this Plan which are deemed by the Board of Directors of the Fund to benefit all such Series equally will be charged to the Class A Shares of each such Series on the basis of the net asset value of the Class A Shares of such Series in relation to the net asset value of all of the outstanding Class A Shares of the Fund.

     8. This Plan may be terminated with respect to the Class A Shares of any Series at any time by vote of a majority of the Rule 12b-1 Directors, or by a vote of a majority of the outstanding Class A shareholders of such Series.

     9. This Plan may be amended at any time by the Board of Directors of the Fund, provided that any amendment to increase materially the amount to be expended by any Series of the Fund for distribution shall be effective only upon approval by shareholders of such Series of such amendment in the manner provided for initial approval in Paragraph 3 hereof, and any material amendments to the Plan shall be effective only upon approval by the Directors in the manner provided for approval on annual renewal in Paragraphs 4 and 5 hereof.

     10. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the then current Directors who are not interested persons (as defined in the 1940 Act) of the Fund.

     11. Any agreement related to this Plan shall provide (i) that such agreement may be terminated with respect to the Class A Shares of any Series at any time, without payment of any penalty, by vote of a majority of the outstanding voting securities of such Series, on not more than sixty (60) days' written notice to any other party to the agreement, and (ii) that such agreement shall terminate automatically in the event of its assignment.

     12. In the event of an exchange between Series of the Fund, the Series into which the assets are transferred may adjust its remaining account balance of l2b-1 carryforwards in a manner consistent with adjustments for new sales; provided however, that the Series from which such balance is "transferred" has a sufficient remaining balance and such arrangement is otherwise conducted in accordance with Section 26(d)(2)(D) of the NASD's Rules of Fair Practice and the carryforward arrangement is implemented in accordance with this Plan.

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     13.  The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six (6) years from the date of the plan, such agreements or such reports, as the case may be, the first two (2) years in an easily accessible place.


                                                GAM FUNDS, INC.

Dated: May 1, 2000                              By: /s/ Joseph J. Allessie
                                                    ----------------------------


                                                Title: Secretary
                                                       -------------------------